Law Office of Anhui Antai Da Mei Hua (Senior lawyers, accountants, partners)
Address: 7 Floor Ying Shang Road Construction Building Hefei Anhui PRC
Tel: (0551) 5282268
Fax: (0551) 5282277
Mobile: 13866715678
Website: www.antaida.com
E-mail: meihua_law@sina.com
Zip Code: 230041

Nov 4, 2010

Ladies and Gentlemen:

We are licensed lawyers of the People's Republic of China (the "PRC") and as such are qualified to issue this opinion on the PRC laws, regulations, rules, orders, decrees, guidelines and notices effective as at the date hereof (the "PRC Laws"). We have acted as PRC legal counsel for Wonder International Education & Investment Group Corp, a USA corporation ("US Wonder") at 8040 E. Morgan Trail, #18, Scottsdale, AZ, USA; Anhui Lang Wen Tian Cheng Consulting and Management Co., Ltd ("Wonder WFOE") at #441 Huang Shan Rd, Hefei, Anhui, China; Anhui Wonder Educational Investment & Management Corporation ("China Wonder") at No. 188,North Hezuohua Road, Hefei, Anhui, PRC, a company organized under PRC law; and its subsidiaries, all organized under the laws of the PRC: C1, C2, C3, C4, C5, C6 and C7 as follows:

C1) Anhui Computer Training School
#375 Huangshan Road, Hefei, Anhui, China

C2) Hubei Computer Training School
#1 Tianji Rd, East Lake Technology Zone, Wuhan, Hubei, China

C3) Jiangsu Computer Training School
#196 Jiangning Rd, Nanjiang, China

C4) Zhejiang Computer Training School
#2 Xiyuan 5th Rd, West Lake Development Zone, Hangzhou, Zhejiang, China

C5) Henan Computer Training School
Guoji University City, Yingcai Wenhua Road, Zhenzhou, Henan, China

C6) Fujian Computer Training School
#36 Gao Qiao Building, 4th Floor, Wuyi M Road, Fuzhou, Fujian, China

C7) Liaoning Computer Training School
ShengBei University City, Yuhong District, Shengyang, China

(Parties C1, C2, C3, C4, C5, C6 and C7 are collectively referred to as (the "Schools" or the "Subsidiaries"))

For the purposes of this opinion, we have examined such questions of fact and law as we consider necessary or appropriate. Based on the foregoing, we are providing the following

opinion.

1.As of the date of this opinion: (i) China Wonder has been duly incorporated and is validly existing under the PRC Laws and its current business license is in full force and effect; (ii) all of the equity interests of the parties in the Schools are owned by China Wonder, free and clear of all liens, security interest, mortgage, or pledge (collectively, the "Encumbrances"); and (iii) the entire amounts of the registered capital of China Wonder and the Schools have been paid in accordance with its articles of association and the relevant PRC Laws.

2.The equity ownership structure of China Wonder complies with the PRC Laws and no consent, approval or license other than those already obtained is required under the existing PRC Laws for such equity ownership structure. China Wonder's operation as a vocational training and non-degree granting school does not contravene the prohibitions of the business certificate of China Wonder.

3.Wonder WFOE was acquired by US Wonder on Nov 1, 2010 and became a wholly owned subsidiary of US Wonder, a company incorporated in Arizona, USA, at 8040 E. Morgan Trail, Scottsdale, AZ, USA. As of the date of this opinion: Wonder WFOE has been duly incorporated and is validly existing under the PRC Laws and its current business license is in full force and effect.

4.Wonder WFOE, a wholly foreign owned entity company organized under PRC law ("WFOE"), signed a series of agreements with China Wonder on Nov 3, 2010, including a Voting Right Proxy Agreement, Option Agreement, Equity Pledge Agreement, Consulting Services Agreement and Operating Agreement (collectively, the "VIE Agreements"). China Wonder: (i) has the civil capacity, legal right and power to enter into and perform its obligations under each of the VIE Agreements to which they are a party, and (ii) has taken all necessary corporate action to authorize the execution, delivery and performance of, and has duly authorized, executed and delivered, each of the Agreements to which it is a party.

5.Each of the VIE Agreements is validly executed and delivered by each of the parties thereto, is legally effective and binding upon each party thereto under the PRC Laws and enforceable against it in accordance with its terms.

6.No Governmental Authorizations are required in connection with the execution, delivery and effectiveness of each of the VIE Agreements

7.China Wonder and all its subsidiaries have all the necessary licenses, consents, authorizations, approvals, orders, certificates and permits of and from, and have made all declarations and filings with any governmental or regulatory agency or any court in the PRC (collectively, the "Governmental Authorizations") to own, lease, license and use their properties and assets, and conduct their business in the manner as currently conducted or contemplated; and such licenses, consents, authorizations, approvals, orders, certificates or

permits contain no materially burdensome restrictions or conditions. No Subsidiary, or China Wonder, has any reason to believe that any regulatory body is considering modifying, suspending or revoking any such licenses, consents, authorizations, approvals, orders, certificates or permits. Further, each Subsidiary and China Wonder are in compliance with the provisions of all such licenses, consents, authorizations, approvals, orders, certificates or permits in all material respects.

8.China Wonder and all its subsidiaries have valid titles to all of their properties and assets, in each case, free and clear of all liens, charges, encumbrances, equities, claims, defects, options or restrictions. Each lease agreement to which any Subsidiary or China Wonder is a party is legally executed. The leasehold interests of each Subsidiary and China Wonder are fully protected by the terms of the lease agreements, which are valid, binding and enforceable in accordance with their respective terms under PRC law. Neither China Wonder, nor any Subsidiary of China Wonder, owns, operates, manages or has any other right or interest in any other material real property of any kind.

9.No Subsidiary, nor China Wonder, is in breach or violation of or in default, as the case may be, under (A) its articles of association, business license or any other constituent documents, (B) any material obligation, indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness governed by PRC law, (C) any material obligation, license, lease, contract or other agreement or instrument governed by PRC law to which it is a party or by which any of its properties may be bound or affected, except for such breach or violation or default as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (D) any law, regulation or rule of the PRC, or any decree, judgment or order of any court in the PRC, applicable to such Subsidiary or China Wonder (nor has any event occurred which with notice, lapse of time, or both would result in any breach of, or constitute a default under or give the holder of any indebtedness (or a person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness).

10.There are no legal, governmental, administrative or arbitrative proceedings before any court of the PRC or before or by any governmental agency or body or other authority in the PRC pending or, to the best of such counsel's knowledge, threatened against, or involving the properties or business of any Subsidiary or China Wonder, or to which any of the properties of any Subsidiary or China Wonder is subject which will have a Material Adverse Effect.

11.China Wonder and Wonder WFOE, under the current laws and regulations of the PRC, may mutually exchange fees and payments for any service rendered and goods delivered.

12.All dividends and other distributions declared and payable on the US Wonder equity interests in Wonder WFOE in Renminbi, may under the current laws and regulations of the PRC be payable in foreign currency and may be freely transferred out of the PRC.

13.As of the date of this opinion, none of the shareholders of China Wonder nor of the Subsidiaries has registered with SAFE (State Administration of Foreign Exchange of China) with respect to the requirement of Circular #75, which allows registrations at a later date.

14.Each Subsidiary owns or otherwise has the legal right to use, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by it in connection with the business currently operated by it. To the best of such counsel's knowledge after due inquiry, no Subsidiary nor China Wonder has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in any Material Adverse Effect.

This opinion is rendered only with respect to the PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction.

This opinion is given solely for the benefit of the persons to whom it is addressed. It may not, without our prior written permission, be relied upon by anyone else or used for any other purpose.

Yours faithfully,

LAW FIRM